Exhibit 99.2

News Release

One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 503-684-7000	www.gbrx.com

For release: April 6, 2021, 6:00 a.m. EDT	Contact:	Jack Isselmann, Media Relations
Justin Roberts, Investor Relations
Ph: 503-684-7000

Greenbrier completes formation of GBX Leasing

~ New leasing company to complement existing go-to-market strategy ~

~ Creates stable, tax-advantaged cash flows ~

~ Initial leased railcar portfolio consists of $200 million of assets in 2021 ~

Lake Oswego, Oregon, April 6, 2021 – The Greenbrier Companies, Inc. (NYSE: GBX) (“Greenbrier”), a leading international supplier of equipment and services to global freight transportation markets, today announced that it has completed the formation of GBX Leasing, a special purpose subsidiary, to own and manage a portfolio of leased railcars primarily built by Greenbrier.

GBX Leasing will acquire approximately $200 million per annum of newly-built and leased railcars from Greenbrier. The initial portfolio for GBX Leasing has been identified from leased railcars on Greenbrier’s balance sheet or in its backlog. GBX Leasing will observe Greenbrier’s established, strict portfolio standards for long-term investment, including credit quality, asset diversity, balanced maturities and asset liquidity. The initial equity investment is tax-advantaged as a result of the five-year net operating loss carryback provision in the Coronavirus Aid, Relief, and Economic Security (CARES) Act, bonus depreciation and the MACRS depreciation system.

GBX Leasing completed an initial funding of nearly $100 million from a new $300 million non- recourse railcar warehouse credit facility and intends to be levered by approximately 3-to-1 debt to equity. Leased railcars will be aggregated to obtain permanent debt financing through the asset-backed securities market. GBX Leasing will be consolidated in Greenbrier’s financial statements, and Greenbrier initially owns about 90% of GBX Leasing. The Longwood Group, a Chicago-based transportation equipment advisory and asset management firm, will own the balance. Longwood was formed by D. Stephen Menzies in 2018 to pursue a range of commercial investments in freight rail equipment and adjacent transportation markets. Prior to Longwood, Menzies was Senior Vice President, Trinity Industries and Group President of Trinity’s railcar leasing, manufacturing and services businesses. Under Menzies leadership, leased railcar assets under ownership or management grew to exceed $10 billion while he also held responsibility for its highly successful North American manufacturing operations. Menzies is Chairman & CEO of GBX Leasing.

Greenbrier CEO and Chairman William A. Furman stated, “We are extremely pleased to have finalized the formation of GBX Leasing, which marks an evolution of Greenbrier’s leasing platform and our commercial and leasing strategy. GBX Leasing creates a new annuity stream of tax-advantaged cash flows, while reducing Greenbrier’s exposure to the new railcar order and delivery cycle. From a commercial standpoint, it is a strong complement to our integrated business model of railcar manufacturing and services that further enhances our distribution strategies to direct customers, operating

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lessors, industrial shippers and syndication partners. We expect that the joint venture will help Greenbrier continue to grow its diversified customer portfolio with a focus on industrial shipper customers and small batch production to leverage long-standing customer relationships and capabilities gained through the acquisition of ARI.”

About Greenbrier

Greenbrier, headquartered in Lake Oswego, Oregon, is a leading international supplier of equipment and services to global freight transportation markets. Greenbrier designs, builds and markets freight railcars and marine barges in North America. Greenbrier Europe is an end-to-end freight railcar manufacturing, engineering and repair business with operations in Poland, Romania and Turkey that serves customers across Europe and in the nations of the Gulf Cooperation Council. Greenbrier builds freight railcars and rail castings in Brazil through two separate strategic partnerships. We are a leading provider of freight railcar wheel services, parts, repair, refurbishment and retrofitting services in North America through our wheels, repair & parts business unit. Greenbrier offers railcar management, regulatory compliance services and leasing services to railroads and related transportation industries in North America. Through unconsolidated joint ventures, we produce industrial and rail castings, and other components. Greenbrier owns a lease fleet of 8,700 railcars and performs management services for 445,000 railcars. Learn more about Greenbrier at www.gbrx.com.

“SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release may contain forward-looking statements, including any statements that are not purely statements of historical fact. Greenbrier uses words, and variations of words, such as “create,” “develop,” “expect,” “intend,” “reduce,” “will,” and similar expressions to identify forward- looking statements. These forward-looking statements include, without limitation, statements about expected performance and acquisitions as well as other information regarding future performance and strategies and appear throughout this press release. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, the following. (1) We are unable to predict when, how, or with what magnitude COVID-19 governmental reaction to the pandemic, and related economic disruptions will negatively impact our business: we may be prevented from operating our facilities; the operations of our customers may be disrupted increasing the likelihood that our customers may attempt to delay, defer or cancel orders, or cease to operate as going concerns; the operations of our suppliers may be disrupted; our indebtedness may increase; we may breach the covenants in our credit agreement; the market price of our common stock may drop or remain volatile; we may incur significant employee health care costs under our self-insurance programs. The longer the pandemic continues, the more likely that negative impacts on our business will occur, some of which we cannot now foresee. (2) Our backlog of railcar units and marine vessels is not necessarily indicative of future results of operations. Certain orders in backlog are subject to customary documentation which may not occur. Customers may attempt to cancel or modify orders or refuse to accept and pay for products. The likelihood of cancellations, modifications, rejection and non-payment for our products generally increases during periods of market weakness. The timing of converting backlog to revenue is also materially impacted by our decision

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whether to lease railcars, sell railcars, or syndicate railcars with a lease attached to an investor. (3) Our joint ventures, including our leasing joint venture, may not perform as anticipated or expected. More information on potential factors that could cause our results to differ from our forward-looking statements is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic report on Form 10-K and subsequent report on 10-Q. Except as otherwise required by law, the Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof.

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